Exhibit 99.1

SAUL CENTERS, INC.

7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814-6522

(301) 986-6200

Saul Centers, Inc. Reports

Fourth Quarter 2010 Earnings

March 1, 2011, Bethesda, MD.

Saul Centers, Inc. (NYSE: BFS), an equity real estate investment trust (REIT), announced its operating results for the quarter ended December 31, 2010. Total revenue for the three months ended December 31, 2010 (“2010 Quarter”) decreased 3.4% to $40,295,000 compared to $41,698,000 for the three months ended December 31, 2009 (“2009 Quarter”). Operating income, which is net income available to common stockholders before loss on early extinguishment of debt, gain on casualty settlements, acquisition related costs, discontinued operations, income attributable to the noncontrolling interest and preferred stock dividends, decreased 13.8% to $10,049,000 for the 2010 Quarter compared to $11,660,000 for the 2009 Quarter, primarily due to a single-location office tenant default ($700,000) and increased general and administrative expense ($385,000). Net income decreased 22.3% to $8,870,000 for the 2010 Quarter compared to $11,417,000 for the 2009 Quarter primarily due to acquisition related costs arising from the purchases of two retail properties ($1,009,000), the office tenant default ($700,000) and increased general and administrative expense ($385,000). Net income available to common stockholders was $3,921,000, or $0.21 per diluted share, for the 2010 Quarter compared to $5,861,000, or $0.33 per diluted share, for the 2009 Quarter.

Same property revenue for the total portfolio decreased 4.7% for the 2010 Quarter compared to the 2009 Quarter and same property operating income decreased 5.3%. The same property comparisons exclude the results of operations of properties not fully in operation for each of the comparable reporting quarters. Same property operating income in the shopping center portfolio decreased 2.2% for the 2010 Quarter compared to the 2009 Quarter, due to reduced minimum rent income ($325,000) and reduced termination fee income ($240,000). Same property operating income in the office/mixed-use portfolio decreased 15.6% for the 2010 Quarter compared to the 2009 Quarter primarily due to a single-location office tenant default ($700,000).

For the year ended December 31, 2010 (“2010 Year”), total revenue increased 1.6% to $163,546,000 compared to $160,968,000 for the year ended December 31, 2009 (“2009 Year”) and operating income decreased 3.1% to $43,818,000 compared to $45,199,000 for the 2009 Year primarily due to a single-location office tenant default ($1,400,000), increased snow removal expense, net of tenant recoveries, from severe winter storms impacting the Mid-Atlantic region ($1,200,000), increased general and administrative expense ($1,000,000) and decreased lease termination fees ($750,000) offset in part by the collection of rents and other past due charges from a former anchor tenant ($1,940,000) and operating income generated from shopping centers recently developed/acquired ($1,000,000). Net income available to common stockholders was $21,623,000 or $1.18 per diluted share for the 2010 Year, compared to $21,573,000 or $1.20 per diluted share for the 2009 Year.

Same property revenue for the total portfolio increased 0.6% for the 2010 Year compared to the 2009 Year and same property operating income decreased 0.7%. Shopping center same property operating income increased 1.4% for the 2010 Year primarily due to the collection of rents and other past due charges from a former anchor tenant ($1,940,000). Excluding this one-time revenue, same property shopping center operating income decreased 0.7% compared to the prior year. Same property operating income in the office/mixed-use portfolio decreased 7.5% for the 2010 Year due primarily to a single-location office tenant default ($1,400,000).

As of December 31, 2010, 90.3% of retail and office space was leased compared to 91.5% at December 31, 2009. Clarendon Center’s newly constructed apartments were 44% leased at December 31, 2010. On a same property basis, 92.0% of the portfolio was leased as of December 31, 2010 compared to 92.7% at December 31, 2009.

Funds from operations (FFO) available to common shareholders (after deducting preferred stock dividends) decreased 20.4% to $11,436,000 in the 2010 Quarter compared to $14,359,000 for the 2009 Quarter. On a diluted per share basis, FFO available to common shareholders decreased 21.3% to $0.48 per share for the 2010 Quarter compared to $0.61 per share for the 2009 Quarter. FFO decreased in the 2010 Quarter primarily due to costs related to the acquisition of two retail properties, a single-location office tenant default, increased general and administrative expense and the increase in the expense incurred to retire debt prior to its maturity. FFO, a widely accepted non-GAAP financial measure of operating performance for REITs, is defined as net income plus real estate depreciation and amortization, and excluding gains from property dispositions and extraordinary items. FFO available to common shareholders for the 2010 Year decreased 9.8% to $50,556,000 from $56,025,000 during the 2009 Year. Per share FFO available to common shareholders for the 2010 Year decreased 11.7% to $2.12 per diluted share compared to $2.40 per diluted share for the 2009 Year. FFO decreased in the 2010 Year primarily due to higher losses on early extinguishment of debt ($3,195,000 or $0.13 per diluted share), by a decline in property operating income due to (1) a single-location office tenant default, (2) increased snow removal expense, net of tenant recoveries, (3) increased general and administrative expense and (4) decreased lease termination fees, offset in part by (5) the collection of rents and other past due charges from a former anchor tenant, and (6) operating income generated from shopping centers recently developed/acquired (collectively $1,410,000 or $0.06 per diluted share) and costs of acquiring two properties (approximately $1,179,000 or $0.05 per diluted share).

In September 2010, the Company sold its Lexington property for $8,100,000 and recognized a gain of $3,591,000. Net proceeds from the sale of Lexington together with additional cash of $7,400,000 were used to purchase 11503 Rockville Pike, a property containing approximately 20,000 square feet of retail space located on the east side of Rockville Pike near the White Flint Metro Station in Montgomery County, Maryland. The property, which is fully leased, is zoned for up to 297,000 square feet of rentable mixed use space. The Company does not anticipate redeveloping this property in the foreseeable future.

In December 2010, the Company purchased for $34.3 million the Metro Pike Center, approximately 67,000 square feet of retail space located on the west side of Rockville Pike near the White Flint Metro Station in Montgomery County, Maryland. The property was acquired subject to the assumption of a $16.2 million mortgage loan. The property, which is 89% leased, is zoned for up to 807,000 square feet of rentable mixed use space. The Company does not anticipate redeveloping this property in the foreseeable future.

As of December 31, 2010, the Company substantially completed construction of Clarendon Center adjacent to the Clarendon Metro Station in Arlington, Virginia. Clarendon Center will provide 45,000 square feet of retail space, 170,000 square feet of office space and 244 apartment units. As of February 28, 2011, the office and retail space is 66% leased and the apartments are 83% leased.

At December 31, 2010, approximately 85% of the Company’s debt consisted of fixed rate, amortizing non-recourse mortgage loans, none of which mature before October 2012. As a result of the Company’s 2010 refinancing activities, no more than $62 million of fixed-rate debt will mature in any future calendar year. The Company’s $150 million revolving credit facility matures June 2012, can be extended for one year at the Company’s option, and had no outstanding borrowings as of December 31, 2010.

During 2010, the Company paid quarterly dividends to its common stockholders totaling $1.44 per share, compared to $1.53 per share in 2009. On January 31, 2011, the Company paid a quarterly dividend of $0.36 per share to its common stockholders ($1.44 per share annual rate).

Saul Centers is a self-managed, self-administered equity REIT headquartered in Bethesda, Maryland. Saul Centers currently operates and manages a real estate portfolio of 54 community and neighborhood shopping center and office/mixed-use properties totaling approximately 8.9 million square feet of leasable area. Over 80% of the Company’s property operating income is generated from properties in the metropolitan Washington, DC/Baltimore area.

Contact:	Scott V. Schneider (301) 986-6220

Saul Centers, Inc.

Condensed Consolidated Balance Sheets

($ in thousands)

	December 31, 2010	December 31, 2009
	(Unaudited)
Assets
Real estate investments
Land	$275,044	$223,193
Buildings and equipment	870,143	740,442
Construction in progress	78,849	147,589

	1,224,036	1,111,224
Accumulated depreciation	(296,786)	(276,310)

	927,250	834,914
Cash and cash equivalents	12,968	20,607
Accounts receivable and accrued income, net	36,417	37,503
Deferred leasing costs, net	17,835	15,609
Prepaid expenses, net	3,024	3,096
Deferred debt costs, net	7,192	7,537
Other assets	9,202	6,308

Total assets	$1,013,888	$925,574

Liabilities
Mortgage notes payable	$601,147	$576,069
Construction loans payable	110,242	60,737
Dividends and distributions payable	12,415	12,220
Accounts payable, accrued expenses and other liabilities	23,544	23,395
Deferred income	26,727	27,090

Total liabilities	774,075	699,511

Stockholders’ equity
Preferred stock	179,328	179,328
Common stock	186	180
Additional paid-in capital	189,787	169,363
Accumulated deficit and other comprehensive loss	(129,345)	(124,167)

Total Saul Centers, Inc. stockholders’ equity	239,956	224,704
Noncontrolling interest	(143)	1,359

Total stockholders’ equity	239,813	226,063

Total liabilities and stockholders’ equity	$1,013,888	$925,574

Saul Centers, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Revenue
Base rent	$31,805	$32,244	$126,518	$125,727
Expense recoveries	6,951	7,684	29,534	29,442
Percentage rent	531	551	1,458	1,326
Other	1,008	1,219	6,036	4,473

Total revenue	40,295	41,698	163,546	160,968

Operating expenses
Property operating expenses	5,492	6,246	23,198	21,301
Provision for credit losses	638	171	1,337	919
Real estate taxes	4,295	4,196	17,793	17,754
Interest expense and amortization of deferred debt costs	8,699	8,769	34,958	34,689
Depreciation and amortization of deferred leasing costs	7,109	7,028	28,474	28,150
General and administrative	4,013	3,628	13,968	12,956

Total operating expenses	30,246	30,038	119,728	115,769

Operating income	10,049	11,660	43,818	45,199
Loss on early extinguishment of debt	(926)	(550)	(5,405)	(2,210)
Gain on casualty settlement	775	329	2,475	329
Acquisition related costs	(1,009)	—	(1,179)	—

Income from continuing operations	8,889	11,439	39,709	43,318
Discontinued operations:
(Loss) income from operations of property sold	(19)	(22)	(115)	(88)
Gain on property sale	—	—	3,591	—

Income (loss) from discontinued operations	(19)	(22)	3,476	(88)

Net income	8,870	11,417	43,185	43,230
Income attributable to the noncontrolling interest	(1,164)	(1,771)	(6,422)	(6,517)

Net income attributable to Saul Centers, Inc.	7,706	9,646	36,763	36,713
Preferred dividends	(3,785)	(3,785)	(15,140)	(15,140)

Net income available to common stockholders	$3,921	$5,861	$21,623	$21,573

Per share net income available to common stockholders:
Diluted	$0.21	$0.33	$1.18	$1.20

Weighted average common stock:
Common stock	18,465	17,975	18,267	17,904
Effect of dilutive options	124	43	110	39

Diluted weighted average common stock	18,589	18,018	18,377	17,943

Saul Centers, Inc.

Supplemental Information

(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,

	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Reconciliation of net income to FFO available to common shareholders: (1)
Net income	$8,870	$11,417	$43,185	$43,230
Less: Gain on property dispositions	(775)	(329)	(6,066)	(329)
Add: Real property depreciation and amortization	7,109	7,028	28,474	28,150
Add: Real property depreciation - discontinued operations	17	28	103	114

FFO	15,221	18,144	65,696	71,165
Less: Preferred dividends	(3,785)	(3,785)	(15,140)	(15,140)

FFO available to common shareholders	$11,436	$14,359	$50,556	$56,025

Weighted average shares:
Diluted weighted average common stock	18,589	18,018	18,377	17,943
Convertible limited partnership units	5,416	5,416	5,416	5,416

Diluted & converted weighted average shares	24,005	23,434	23,793	23,359

Per share amounts:
FFO available to common shareholders (diluted)	$0.48	$0.61	$2.12	$2.40

Reconciliation of net income to same property operating income:
Net income	$8,870	$11,417	$43,185	$43,230
Add: Interest expense and amortization of deferred debt costs	8,699	8,769	34,958	34,689
Add: Depreciation and amortization of deferred leasing costs	7,109	7,028	28,474	28,150
Add: Depreciation and amortization - discontinued operations	17	28	103	114
Add: Acquisition related costs	1,009	—	1,179	—
Add: General and administrative	4,013	3,628	13,968	12,956
Add: Loss on early extinguishment of debt	926	550	5,405	2,210
Less: Gain on casualty settlement	(775)	(329)	(2,475)	(329)
Less: Gain on property sale	—	—	(3,591)	—
Less: Interest income	(11)	(3)	(33)	(9)

Property operating income	29,857	31,088	121,173	121,011
Less: Acquisitions & developments	(760)	(352)	(1,856)	(846)

Total same property operating income	$29,097	$30,736	$119,317	$120,165

Total shopping centers	$23,080	$23,603	$93,320	$92,057
Total office properties	6,017	7,133	25,997	28,108

Total same property operating income	$29,097	$30,736	$119,317	$120,165

(1)	The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is defined by NAREIT as net income, computed in accordance with GAAP, plus real estate depreciation and amortization, and excluding extraordinary items and gains or losses from property dispositions. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Company's Consolidated Statements of Cash Flows for the applicable periods. There are no material legal or functional restrictions on the use of FFO. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as an indicator of the Company's operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a meaningful supplemental measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time (i.e. depreciation), which is contrary to what we believe occurs with our assets, and because industry analysts have accepted it as a performance measure. FFO may not be comparable to similarly titled measures employed by other REITs.